Exhibit 4.51

Supplementary Agreement to the Operating Agreement

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.
Address:	No. 10 Shangdi 10th Street, Haidian District, Beijing

Party B:	Beijing Baidu Netcom Science Technology Co., Ltd.
Address:	No. 10 Shangdi 10th Street, Haidian District, Beijing

Party C:	Yanhong LI
ID No.	110108196811171874

Party D:	Yong XU
ID No.	110108196408161836

(Collectively, the “Parties”)

WHEREAS, Party A, Party B, Party C and Party D have made a certain Operating Agreement dated March 22, 2005 (the “Original Agreement”).

NOW, THEREFORE, the Parties agree through friendly negotiation to amend the Original Agreement as follows on April 22, 2010:

1. The Parties agree to amend Article 5 of the Original Agreement as follows:

The original term which reads:

“Party B, together with its shareholder Party C, hereby jointly agree and confirm that Party B shall first seek a guarantee from Party A if Party B needs any guarantee for its performance of any of its contracts or for any borrowing for working capital purposes in the course of its operations. In such cases, Party A shall have the right, but not the obligation, to provide the appropriate guarantee to Party B at Party A’s sole discretion. If Party A decides not to provide such a guarantee, Party A shall immediately issue a written notice to Party B and Party B may seek a guarantee from third parties.”

Is amended as:

“Party B, together with its shareholder Party C, hereby jointly agree and confirm that Party B shall first seek a guarantee from Party A if Party B needs any guarantee for its performance of any of its contracts or for any borrowing for working capital purposes in the course of its operations. In such cases, Party A shall have the obligation to provide appropriate guarantee to Party B at Party A’s sole discretion.”

2. This Agreement is an integral part of this Agreement. If there is any consistency between this Agreement and the Original Agreement, this Agreement shall prevail. Any matter that is not provided under this Agreement shall be governed by the Original Agreement.

3. This Agreement is made in four counterparts with each Party holding one copy. Each copy has the same legal effect and will be effective upon signature and affixture of seals by the Parties.

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.
By:	/s/ Haoyu Shen
Title:	Legal representative/authorized representative
Seal:	[Baidu Online Network Technology (Beijing) Co., Ltd. seal]

Party B:	Beijing Baidu Netcom Science Technology Co., Ltd.
By:	/s/ Zhixiang Liang
Title:	Legal representative/authorized representative
Seal:	[Beijing Baidu Netcom Science Technology Co., Ltd. seal]

Party C:	Yanhong LI
By:	/s/ Yanhong Li

Party D:	Yong XU
By:	/s/ Yong Xu

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